William A. Wise's Letter to the Houston Chronicle
September 25, 2002

Viewpoints
C/O Houston Chronicle
P.O. Box 4260
Houston, Texas 77210

Dear Viewpoints' Editors:

On behalf of El Paso Corporation, I want to express the company's concern with the editorial entitled, "Disgraceful; Trading Public Safety for Profit Worse Than Cheating" that appeared in the Houston Chronicle on September 25. It is unfortunate that the Chronicle chose not to solicit any input from El Paso or anyone else engaged in the operation of interstate natural gas pipelines. Regrettably, armed with no knowledge or experience, the Chronicle jumped to erroneous conclusions and completely ignored the extensive factual and material inconsistencies raised by the FERC administrative law judge's proposed decision. Even more troubling, however, is the paper's apparent lack of concern over the public safety implications of the judge's decision.

We ask the Chronicle to consider the following facts.

First, the administrative law judge erroneously concludes that El Paso Natural Gas withheld capacity in violation of its certificate obligation because it did not operate at Maximum Allowable Operating Pressure (MAOP) on a sustained basis and because it undertook maintenance. This is akin to requiring motorists to drive at the 65 mile-per-hour speed limit at all times, regardless of road and weather conditions. MAOP is a safety limit, not a capacity requirement, and the record in this case clearly demonstrates that El Paso operated its pipeline safely and prudently in accordance with a Department of Transportation Corrective Action Order relating to the August 2000 Carlsbad rupture. The driving force behind that order-and El Paso's full compliance with it-was to ensure the safety of the employees who work on our pipelines and the thousands of individuals and families who live near pipelines.

Second, the judge's decision is based on the seriously faulty assumption that, unless a pipeline runs at its certificated capacity (MAOP) each and every day of the year, it is in violation of its certificate. This assumption is not the law, has never been the law, and the judge does not cite any precedent for that position. His assumption conflicts with the critical realities of pipeline operations, realities that El Paso, as the nation's largest pipeline operator, fully understands and abides by.

Finally, there is no evidence in the record-and, importantly, the judge cited none-that there was any intent by El Paso to withhold capacity to increase natural gas prices in California. This is because El Paso emphatically did not engage in such tactics.

All of these facts strongly suggest that the judge applied the wrong legal standard and did not analyze the facts in the case. He concluded that the pipeline should have operated at a higher operating pressure and undertaken maintenance at different times than it did. But this Monday-morning quarterbacking is not the test in this case or in any judgment concerning El Paso and public safety. The test to be applied is whether the company acted prudently in the interest of public and pipeline safety, and made reasonable operating decisions at the time those decisions were made. El Paso clearly passed this test.

We are available at any time to discuss this flawed regulatory proposed decision with you and hope that you will further review this matter and consider the full record in the future.

Respectfully,

/s/ William A. Wise

William A. Wise
Chairman, President, and Chief Executive Officer
El Paso Corporation